UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Vanda Pharmaceuticals Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue NW, Suite 300E
Washington, D.C. 20037

SUPPLEMENT TO PROXY STATEMENT FILED ON APRIL 25, 2025 FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2025
This proxy statement supplement, dated May 27, 2025, supplements the definitive proxy statement (the “Proxy Statement”) filed by Vanda Pharmaceuticals Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 25, 2025, and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2025 Annual Meeting of Stockholders to be held on June 5, 2025 and any adjournment or postponement thereof (the “Annual Meeting”).
This supplement is being filed with the SEC and is being made available to stockholders on or about May 27, 2025. Only stockholders of record at the close of business on April 15, 2025, or their duly designated proxies, may vote at the Annual Meeting.
Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.
Explanatory Note
The Company is filing this proxy supplement to provide additional information to stockholders regarding (1) the Board’s determination that it was in the best interests of the Company and its stockholders for director Phaedra Chrousos to remain on the Board and continue to serve, notwithstanding her failure to receive a majority of the votes cast at the Company’s 2024 Annual Meeting of Stockholders and (2) the Company’s discussions with stockholders regarding that determination. The Company decided to file this proxy supplement after being notified of the contents of a proxy advisory firm’s voting recommendation report, which necessitated the clarification of the public record in the interests of accuracy.
In its Current Report on Form 8-K, filed with the SEC on May 24, 2024 (the “8-K”), the Company (1) disclosed that, pursuant to the majority voting and advance resignation provisions of the Company’s Corporate Governance Guidelines, Ms. Chrousos had tendered to the Board her conditional resignation as a director and (2) set forth the Board’s rationale for not accepting Ms. Chrousos’ offer to resign. In that 8-K, the Company stated “[i]n accordance with the Corporate Governance Guidelines, the Nominating/Corporate Governance Committee of the Board (the “Committee”) is required to expeditiously consider the conditional resignation and recommend to the Board whether to accept or reject Ms. Chrousos’ resignation, and the Board is required to promptly act on such resignation, taking into account the Committee’s recommendation.” The disclosure continued “[t]he Committee considered Ms. Chrousos’ conditional resignation and recommended that the Board reject her conditional resignation. Ms. Chrousos was not present for, and did not participate in, the deliberations regarding her conditional resignation. In making this determination, the Committee considered all factors believed relevant including, without limitation, the following:
•the relatively small margin by which Ms. Chrousos failed to be re-elected;
•the fact that a proxy advisory firm recommended a vote for Ms. Chrousos;
•the fact that the Company’s largest stockholder voted for Ms. Chrousos;
•the tenure and qualifications of Ms. Chrousos, including her consumer healthcare experience and entrepreneurship, extensive executive experience in a variety of industries and her leadership experience within the federal government;
•Ms. Chrousos’ past and expected future contributions to the Board;
•the overall composition of the Board; and
•the anticipated difficulty of finding, in a timely manner, a replacement director with similar capabilities and experience.

In addition, the Committee considered the events that led to Ms. Chrousos’ conditional resignation. As previously reported, Vanda believes that Ms. Chrousos receiving the support of less than a majority of the votes cast for her election was not related to her performance, but rather was related to a proxy advisory firm’s recommendations regarding a Rights Agreement entered into by the Company on April 17, 2024 (the “Rights Agreement”), which Rights Agreement expired on April 16, 2025. In response to the Rights Agreement, such advisory firm recommended stockholders vote, and certain institutional investors voted, against Ms. Chrousos’ re-election because she is the chair of the Nominating/Corporate Governance Committee.
After considering all relevant factors, the Committee discussed its recommendation with the full Board. Following deliberation, the Board determined that the resignation of Ms. Chrousos would be detrimental to, and not in the best interests of, Vanda and its stockholders. In addition to the factors considered by the Committee, the Board also considered the fact that the Rights Agreement was adopted and approved unanimously by the entire Board and that Ms. Chrousos was not individually responsible for the adoption of the Rights Agreement. The Board (except for Ms. Chrousos, who did not participate in, and was not present for, the discussion or vote regarding her conditional resignation) unanimously voted on May 22, 2024 to decline Ms. Chrousos’ conditional resignation. Accordingly, Ms. Chrousos will continue to serve as a director of Vanda until Vanda’s 2027 annual meeting of stockholders or until Ms. Chrousos’ successor is duly elected and qualified, or until her prior death, resignation, retirement, disqualification or other removal.”
Subsequent to this determination, the Board engaged with stockholders to gain insight into and address the concerns underlying Ms. Chrousos’ failure to receive majority support. During 2024 and early 2025, the Company engaged in discussions with a number of stockholders regarding overall corporate strategy as well as the context in which the Company had adopted the Rights Agreement. In these discussions, although certain stockholders expressed concerns regarding the adoption and/or continuation of the Rights Agreement, no stockholder expressed any concern about Ms. Chrousos’ qualifications to serve as a director of the Company or the Board’s determination not to accept her resignation. For example, in October 2024, representatives of the Company, including a member of the Nominating/Corporate Governance Committee of the Board, met with the Company’s largest stockholder (representing approximately 15% of the Company’s outstanding shares) and held a wide-ranging discussion. Topics discussed included the reasons behind the adoption of the Rights Agreement and Ms. Chrousos’ retention on the Board, as well as the structure and function of the Nominating/Corporate Governance Committee. The Board gave due consideration to this stockholder’s concerns and, as a result, one of the decisions that the Board subsequently made was to allow the Rights Agreement to lapse upon its expiration on April 16, 2025 rather than renew it.
Based on the disclosure that was provided to the Company’s stockholders in the 8-K describing the process followed by the Board in reaching its decision not to accept Ms. Chrousos’ resignation, together with the fact that the Company did engage with its stockholders, including its largest stockholder, to gain insight into and address their concerns, the Board believes that its two director nominees are deserving of re-election and continues to recommend a vote “For” each of the nominees at the Annual Meeting.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
On April 25, 2025, the Company filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov or by writing to the Company’s Corporate Secretary at 2200 Pennsylvania Avenue NW, Suite 300E, Washington, D.C. 20037.
Please note that any proxy card that you requested or that the Company delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action unless you would like to change your vote. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares by using one of the methods described in the Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2025:
This supplement, the Proxy Statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com.